As filed with the Securities and Exchange Commission on August 9, 2006

                                                           Registration No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
            REGISTRATION STATEMENT AND POST EFFECTIVE AMENDMENT NO. 1
                     TO REGISTRATION STATEMENT NO. 333-97275
                        UNDER THE SECURITIES ACT OF 1933

                                 CIT GROUP INC.
             (Exact name of registrant as specified in its charter)


Delaware                                                              65-1051192
(State or other jurisdiction of                                 (I.R.S. Employer
incorporation or organization)                               Identification No.)


                                505 Fifth Avenue
                            New York, New York 10017
          (Address of Principal Executive Offices, including Zip Code)

                     CIT GROUP INC. LONG-TERM INCENTIVE PLAN
                            (Full title of the plan)

                             Robert J. Ingato, Esq.
                  Executive Vice President and General Counsel
                                505 Fifth Avenue
                            New York, New York 10017
                            Telephone: (212) 771-0505

            (Name, address and telephone number of agent for service)

                                    Copy to:
                           Kenneth J. Laverriere, Esq.
                             Shearman & Sterling LLP
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 848-8172

                         Calculation of Registration Fee
================================================================================

Calculation of Regisration Fee                              Proposed         Proposed maximum
                                          Amount             maximum             aggregate
        Title of securities                to be          offering price       offering price            Amount of
          to be registered              registered          per share                                registration fee
--------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value
    Not previously registered           6,484,214 (1)      $45.465 (2)      $294,804,789.51 (2)        $31,544.11 (2)
    Not previously registered           1,015,786 (1)      $47.45  (3)       $48,199,045.70 (3)         $5,157.30 (3)
    Previously registered              23,959,604 (1)         N/A  (4)                  N/A (4)               N/A (4)
                                      --------------          -------                   -------               -------
 TOTAL                                 31,459,604                           $343,003,835.21            $36,701.41
=========================================================================================================================

This registration statement on Form S-8 (this "Registration Statement") is (i) a new registration statement and (ii) a Post-Effective Amendment No. 1 to CIT Group Inc.'s (the "Registant") registration statement on Form S-8 (File No. 333-97275), as filed with the Securities and Exchange Commission (the "Commission") on July 29, 2002 (the "Prior Registration Statement").

(1) Pursuant to the Prior Registration Statement, shares of the Registrant's Common Stock were registered for issuance under the Long-Term Equity Compensation Plan (the "Prior Plan"). This Registration Statement registers 7,500,000 shares of Common Stock, not previously registered, under the Registrant's Long-Term Incentive Compensation Plan (the "Plan"). In addition, this Registration Statement registers up to 23,959,604 shares of Common Stock which were previously registered under the Prior Registration Statement for offer or sale under the Prior Plan and which may be offered or sold under the Plan (the "Carried Forward Shares"). The Carried Forward Shares consist of (i) 4,006,172 shares of Common Stock remaining available for issuance under the Prior Plan, but not underlying any outstanding stock options or other awards under the Prior Plan as of July 27, 2006 and (ii) 19,953,432 shares of Common Stock allocable to outstanding stock options or other awards under the Prior Plan as of July 27, 2006, to the extent that on or after July 27, 2006 such stock options or other awards expire, are forfeited or otherwise terminate without shares of Common Stock being issued. Any shares of Common Stock previously registered under the Prior Registration Statement and not utilized as Carried Forward Shares will remain registered under the Prior Registration Statement. In addition, pursuant to Rule 416(a) under the Securities Act of 1933 (the "Securities Act"), this Registration Statement also covers any additional shares of the Registrant's Common Stock that become issuable under the Plan and the Prior Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant's Common Stock.

(2) Pursuant to Rule 457(c) and 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share as to the 6,484,214 shares of Common Stock registered with respect to awards granted under the Plan is based on the average of the high and low prices of the Registrant's Common Stock reported on the New York Stock Exchange on August 2, 2006 and is estimated solely for the purpose of calculating the registration fee.

(3) Pursuant to Rule 457(h) under the Securities Act, the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for the 1,015,786 shares available under the Plan subject to currently outstanding options are based on the per share weighted average exercise price of the options of $47.45.

(4) The Carried Forward Shares were previously registered under the Prior Registration Statement. As a result, no filing fee with respect to those shares is required in accordance with Interpretation 89 under Section G of the Securities and Exchange Commission Division of Corporate Finance Manual of Publicly Available Telephone Interpretations (July 1997) and Instruction E to the General Instructions to Form S-8. The Post-Effective Amendment to the Prior Registration Statement is filed here to reallocate the Carried Forward Shares from the Prior Registration Statement and to carry over the registration fees paid for the Carried Forward Shares from the Prior Registration Statement.

             STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

     The Registrant has filed this Registration Statement to register under the Securities Act of 1933 (the "Securities Act") the offer and sale of 7,500,000 shares of Common Stock, par value $0.01 per share, of the Registrant, not previously registered, and up to 23,959,604 shares of Common Stock, par value $0.01 per share, of the Registrant, which were previously registered (as further described below), pursuant to the Prior Plan. This Registration Statement is (i) a new Registration Statement and (ii) a Post-Effective Amendment No. 1 to the Prior Registration Statement. There are 23,959,604 shares of the Registrant's Common Stock registered hereby that were previously registered for issuance under the Prior Registration Statement for offer and sale pursuant to the Prior Plan.

     On March 22, 2006, the Board of Directors adopted, subject to shareholder approval, the Plan. On May 4, 2006, the Plan was approved by the shareholders at the Registrant's annual meeting of shareholders. The Registrant desires to have the shares of Common Stock registered hereunder and issuable pursuant to the Plan to include those shares of Common Stock described above whose offer and sale were registered under the Prior Registration Statement. The shares carried over from the Prior Registration Statement are no longer available for the grant of new awards under the Prior Plan. This Registration Statement registers 7,500,000 shares of Common Stock not previously registered under the Plan. In addition, this Registration Statement registers up to 23,959,604 shares of Common Stock which were previously registered under the Prior Registration Statement for offer or sale under the Prior Plan and which may be offered or sold under the Plan (the "Carried Forward Shares"). The Carried Forward Shares consist of (i) 4,006,172 shares of Common Stock remaining available for issuance under the Prior Plan, but not underlying any outstanding stock options or other awards under the Prior Plan as of July 27, 2006 and (ii) 19,953,432 shares of Common Stock allocable to outstanding stock options or other awards under the Prior Plan as of July 27, 2006, to the extent that on or after July 27, 2006 such stock options or other awards expire, are forfeited or otherwise terminate without shares of Common Stock being issued. Any shares of Common Stock previously registered under the Prior Registration Statement and not utilized as Carried Forward Shares will remain registered under the Prior Registration Statement. Pursuant to Rule 416(a) of the Securities Act, this Registration Statement also covers any additional shares of the Registrant's Common Stock that become issuable under the Plan and the Prior Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant's Common Stock.

     In accordance with the Interpretation 89 under Section G of the Securities and Exchange Commission Division of Corporate Finance Manual of Publicly Available Telephone Interpretations (July 1997) and Instruction E to the General Instructions to Form S-8: (a) the Registrant is (i) carrying over the Carried Forward Shares from the Prior Registration Statement, and (ii) registering the offer and sale of 7,500,000 new shares of Common Stock, of which all 31,459,604 shares may be offered and sold under the Plan pursuant to this Registration Statement; (b) the registration fee allocable to the Carried Forward Shares paid in connection with the Prior Registration Statement is carried over in this Registration Statement; and (c) the Prior Registration Statement is being amended on a post-effective basis to disclose the number of shares of Common Stock which are being carried forward from the Prior Registration Statement to this Registration Statement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information. *















_____________
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the "Note" to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference.

     The Registrant incorporates by reference in this Registration Statement the following documents filed by the Registrant with the Commission:

     (a) The Registrant's annual report on Form 10-K filed for the period ended December 31, 2005 (filed March 6, 2006), as amended on Form 8-K (filed May 31,
2006);

     (b) The Registrant's quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2006 (filed May 8, 2006) and June 30, 2006 (filed August 7, 2006);

     (c) The Registrant's current reports on Form 8-K filed on January 18, 2006, January 20, 2006, January 25, 2006, January 26, 2006, February 8, 2006, February 9, 2006, February 10, 2006, February 16, 2006, February 27, 2006, March 1, 2006,
March 2, 2006, March 15, 2006, March 27, 2006, March 28, 2006, March 29, 2006,
April 19, 2006, April 25, 2006, April 27, 2006, May 8, 2006, May 11, 2006, May
15, 2006, May 24, 2006, May 31, 2006, June 6, 2006, June 8, 2006, July 14, 2006,
July 19, 2006, July 24, 2006, July 25, 2006, July 27, 2006, August 3, 2006, and
August 8, 2006; and

     (d) The description of the Registrant's Common Stock, contained in the Registration Statement on Form 8-A filed with the SEC on June 26, 2002, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description, and which description is incorporated by reference from the Registrant's Registration Statement on Form S-1 (File No. 333-86910).

     In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

         Not required.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act. Both the Registrant's By-Laws ("By-Laws") and Certificate of Incorporation provide for mandatory indemnification of its directors and officers to the fullest extent permissible under Delaware law. Article IX of the By-Laws provides that directors and officers of the Registrant shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with an action, suit or proceeding in which the director or officer has been made or is threatened to be made a party, if the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the director's or officer's conduct was unlawful. In addition, directors and officers shall be indemnified in any action by or in the right of the Registrant if the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant; provided that no indemnification shall be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for expenses that the court shall deem proper.

     Further, the By-Laws provide that no indemnification shall be provided by the Registrant to any person, unless it is determined that indemnification is proper because the person has met the applicable standard of conduct. Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (4) by the stockholders. To the extent, however, that the director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses without such authorizations.

     The By-Laws provide that expenses incurred in defending any action or proceeding to which indemnification may be available may be advanced by the Registrant upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant.

     Under the By-Laws, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant has the power or obligation to indemnify him or her against such liability under the By-Laws.

     In addition, Article Ninth of the Certificate of Incorporation of the Registrant provides that each person who is or was a director or officer of the Registrant shall be indemnified by the Registrant to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended (but, if permitted by applicable law, in the case of any amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than permitted prior to such amendment).

     The Registrant has in effect insurance policies in the amount of $150 million for general officers' and directors' liability insurance and $30 million for fiduciary liability insurance covering all of the Registrant's directors and officers in certain instances where by law they may not be indemnified by the Registrant.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         See attached Exhibit Index.

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

         (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (2) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (3) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i)(1) and (a)(i)(2) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

         (ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Act, CIT Group Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 9th day of August 2006.

                             CIT GROUP INC.


                             By: /s/ William J. Taylor
                                 --------------------------------------------
                                 Name: William J. Taylor
                                 Title: Executive Vice President & Controller
                                 (Chief Accounting Officer)


                                POWER OF ATTORNEY

     Each person whose signature appears below hereby severally and individually constitutes and appoints Joseph M. Leone, Robert J. Ingato, and James P. Shanahan and each of them severally, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments (including post-effective amendments) to this Registration Statement, and all instruments necessary or advisable in connection therewith and to file the same with the Commission, each of said attorneys and agents to have the power to act with or without the others and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents or each of them to any and all such amendments and instruments. This Power of Attorney has been signed on August 9, 2006 by the following persons in the respective capacities indicated below.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below on August 9, 2006 by the following persons in the respective capacities indicated below.

              Signature                                            Title
              ---------                                            -----
/s/ Jeffrey M. Peek
--------------------------------------                   Chairman and Chief Executive Officer
Jeffrey M. Peek                                          (Principal Executive Officer)



/s/ Joseph M. Leone
--------------------------------------                   Vice Chairman and Chief Financial Officer
Joseph M. Leone                                          (Principal Financial Officer)



/s/ William J. Taylor
--------------------------------------                   Executive Vice President, Controller and
William J. Taylor                                        Principal Accounting Officer (Principal
                                                         Accounting Officer)



/s/ Gary C. Butler
--------------------------------------                   Director
Gary C. Butler



/s/ William M. Freeman
--------------------------------------                   Director
William M. Freeman




--------------------------------------                   Director
Hon. Thomas H. Kean



/s/ Marianne Miller Parrs
--------------------------------------                   Director
Marianne Miller Parrs



/s/ Timothy M. Ring
--------------------------------------                   Director
Timothy M. Ring



/s/ Vice Admiral John Ryan
--------------------------------------                   Director
Vice Admiral John Ryan



/s/ Seymour Sternberg
--------------------------------------                   Director
Seymour Sternberg



/s/ Peter J. Tobin
--------------------------------------                   Director
Peter J. Tobin



/s/ Lois M. Van Deusen
--------------------------------------                   Director
Lois M. Van Deusen

                                  EXHIBIT INDEX



Exhibit          Name of Exhibit
No.              ---------------
---

     3.1 Second Restated Certificate of Incorporation of the Company (incorporated by reference to the Registrant's Form 10-Q filed on August 12, 2003).

     3.2 Amended and Restated By-laws of the Company (incorporated by reference to the Registrant's Form 10-Q filed on August 12,
                 2003).

     4.1 CIT Group Inc. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant's 8-K filed on May 15, 2006 (File No. 001-31369)).

     5.1*        Opinion of Shearman & Sterling LLP.

    23.1*        Consent of PricewaterhouseCoopers LLP.

     23.2        Consent of Shearman & Sterling LLP (included in Exhibit 5.1).

    24.1* Powers of Attorney (included in Part II of the Registration Statement under the caption "Signatures").

-----------------
* Filed herewith